                                                 Exhibit 99.1

FOR IMMEDIATE RELEASE

FirstMerit Corporation
Analysts: Thomas O'Malley/Investor Relations Officer
Phone: 330.384.7109
Media Contact: Robert Townsend/Media Relations Officer
Phone: 330.384.7075

FirstMerit Completes Acquisition of Citizens Republic Bancorp

•	Transaction forms 6th largest bank headquartered in Midwest

•	FirstMerit footprint now spans five contiguous states

Akron, Ohio, April 12, 2013 - FirstMerit Corporation (Nasdaq: FMER) announced today that it has consummated its acquisition of Flint, Michigan-based Citizens' Republic Bancorp.

With pro-forma combined assets of $24.5 billion, the acquisition makes FirstMerit the sixth-largest bank headquartered in the Midwest. FirstMerit's footprint now extends through the contiguous states of Ohio, Michigan, Wisconsin, Illinois and Pennsylvania. The expanded company employs approximately 5,000 employees and offers customers more than 400 conveniently located branches and more than 440 ATM locations.

The transaction, the largest in FirstMerit's history, marks FirstMerit's entrance into Michigan and Wisconsin and expands its presence in Northeast Ohio. On Saturday, April 13, 2013, all former Citizens branches will reopen as FirstMerit locations. Full signage change will occur later this year.

“I am excited to welcome our new employees and clients to FirstMerit,” said Paul G. Greig, chairman, president and CEO. “It will be business as usual for customers of all former Citizens branches as they become a part of FirstMerit. Customers will recognize the familiar faces from Citizens who will continue to take care of their banking needs.”

“We are pleased to bring the FirstMerit brand to Michigan and Wisconsin and look forward to serving the needs of retail, business and wealth management clients in our communities across the Midwest,” said Sandy Pierce, vice chairman of FirstMerit and chairman and CEO of FirstMerit Michigan. “Our proven value proposition and 'you first' philosophy have kept us strong and profitable throughout the economic cycle and position us well to be the bank of choice with new and existing customers.”

About FirstMerit
FirstMerit Corporation is a diversified financial services company headquartered in Akron, Ohio, with assets of approximately $24.5 billion as of close of business April 12, 2013, and 415 banking offices and 452 ATM locations in Ohio, Michigan, Wisconsin, Illinois and Pennsylvania. FirstMerit provides a complete range of banking and other financial services to consumers and businesses through its core operations. Principal affiliates include: FirstMerit Bank, N.A., FirstMerit Mortgage Corporation, FirstMerit Title Agency, Ltd., and FirstMerit Community Development Corporation.

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